UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

June 18, 2009 (June 12, 2009)
(Date of Report (date of earliest event reported))

Hughes Communications, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-33040	13-3871202
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employee IdentificationNumber)

11717 Exploration Lane Germantown, Maryland 20876
(Address of principal executive office and Zip code

 (301) 428-5500
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Entry into a Material Definitive Agreement.

On June 12, 2009, Hughes Network Systems, LLC (the “HNS”), a wholly-owned subsidiary of Hughes Communications, Inc. (the “Company”), entered into an agreement with Space Systems/Loral, Inc. (“SS/L”) for the purchase of a next-generation, high throughput geostationary satellite, for approximately $250 million, subject to the satellite maintaining certain performance levels.  The satellite will employ a multi-spot beam, bent pipe Ka-band architecture and is designed to deliver over 100 Gbps throughput.  The satellite will provide additional capacity for the HughesNet service in North America.  HNS anticipates the launch of the satellite in the first quarter 2012.  The satellite will be manufactured by SS/L, based on its SS/L 1300 satellite platform.

Existing Relationships Between HNS and Space Systems/Loral, Inc.

HNS is currently under contract with SS/L for development and deployment of ground-based mobile satellite communications equipment for two mobile system operators, TerreStar Networks, Inc. and ICO Satellite Services, G.P.

Forward-Looking Statements

This current report on Form 8-K contains forward-looking statements that are entitled to the protection of the safe harbor contained in the Private Securities Litigation Reform Act. These forward-looking statements are based on the Company’s current expectations, estimates, forecasts, and projections as well as assumptions made by, and information currently available to, the Company.  Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The Company and HNS undertake no obligation to update or revise any forward-looking statements.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hughes Communications, Inc.

Date: June 18, 2009	By:	/s/ Dean A. Manson
	Name:	Dean A. Manson
	Title:	Senior Vice President,
General Counsel and Secretary

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